EXHIBIT 1

                              THIRD  AMENDMENT  TO
                    AMENDED  AND  RESTATED  CERTIFICATE  OF
                  INCORPORATION  OF  AMERICAN  STORES  COMPANY

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, American Stores Company (the `Company'') hereby adopts the following Third Amendment to its Amended and Restated Certificate of Incorporation (the `Third Amendment'').

     1. The Amended and Restated Certificate of Incorporation (the `Certificate of Incorporation'') is hereby amended by deleting Article THIRD in its entirety and inserting the following in lieu thereof:

                                 Article THIRD

                                    Purposes

          The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

2.   The Certificate of Incorporation is further amended by deleting Section
4.01 of Article FOURTH in its entirety and inserting the following in lieu thereof:

     4.01. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 710,000,000 consisting of

          (a) 700,000,000 shares of Common Stock, par value $1 per share (`Common Stock''), and
          (b) 10,000,000 shares of Preferred Stock, par value $1 per share (`Preferred Stock'').

3. By execution of this Third Amendment, the undersigned Vice President and Secretary of the Company do hereby certify that the foregoing Third Amendment was duly authorized and adopted in accordance with Section 242 of the General Corporation Law of Delaware. Such officers further certify that this Third Amendment was adopted and approved by the Company's Board of Directors and was approved by the Company's shareholders at the annual meeting held on June 17, 1997, at which a total of 116,274,380 shares, or 85% of the 136,146,702 shares outstanding on the record date for shareholders entitled to vote at the meeting, were voted in favor of the amendment to Article THIRD, and 100,741,270 shares, or 74% of the 136,146,702 shares outstanding, were voted in favor of the amendment to Article FOURTH.

DATED as of the 30th day of June, 1997.

                         AMERICAN STORES  COMPANY



                         By   /s/ Mark N. Schneider
                              Mark N. Schneider, Vice President



                         By   /s/ Mary V. Sloan
                              Mary V. Sloan, Secretary